Exhibit 99.1

2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com
FOR IMMEDIATE RELEASE
Motorcar Parts of America, Inc. Announces First Quarter of Fiscal 2007 Results
MPA Reports Record Sales and Operating Income for First Quarter
LOS ANGELES, CA, August 14, 2006 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading remanufacturer of alternators and starters for the automotive aftermarket, announced today financial results for it’s first quarter fiscal 2007 ended June 30, 2006.
Net sales for the quarter ending June 30, 2006 were $27.2 million, up 27.5% from $21.4 million in the same quarter last year. Gross profit and gross margin were $7.0 million and 25.9%, respectively, as compared to $3.4 million and 15.9%, respectively, in the first quarter of fiscal 2006. Sales and gross profit in last year’s comparable period were negatively impacted by marketing allowances of $5.7 million compared to $4.5 million for the quarter ended June 30, 2006.
Operating income for the first quarter of fiscal 2007 was $2.7 million, compared to an operating loss of $1.8 million in the same quarter of the prior year. Operating expenses declined 15.3% in the quarter, principally due to lower general and administrative expenses. The prior year period includes the impact of outside professional and consulting fees related to the SEC’s review and the subsequent restatement of the company’s financial statements. These expenses declined significantly in the first quarter of fiscal 2007. This decline was partially offset by higher sales, marketing and research and development costs incurred in connection with new business awarded, sales efforts in the professional installer marketplace, the company’s initial recognition of equity-based compensation expense as well as the company’s commitment to value-added customer service. Interest expense increased in the first quarter of fiscal 2007 due to greater utilization of the line of credit and increases in interest rates. Net income in the first quarter of fiscal 2007 was $1.1 million, or $0.13 per diluted share, compared to a net loss of $1.4 million, or $(0.17) per diluted share in the first quarter of fiscal 2006.
Selwyn Joffe, MPA’s Chairman, President and CEO, said, “This was a solid quarter for MPA. We delivered 13.8% growth in our top line and improved the gross margin by 100 basis points, after adjusting for front loaded marketing allowances in the first quarter of last year. This increase in gross margin reflects well on the progress of our offshore initiatives. Production at our offshore facilities accounted for almost 60% of total production during the quarter, and we are on track to produce 95% of our total production needs outside the U.S. by the end of the current fiscal year.”
Financial Condition
As of June 30, 2006, the company had cash and equivalents of $97,000, working capital of $46.2 million and total assets of $110.9 million. Debt and capital lease obligations totaled $20.9 million and shareholders’ equity was $52.8 million. Cash used in operations was $7.1 million in the first quarter of fiscal 2007, compared to $4.0 million in the same period last year. In August 2006, the company increased its credit facility to $35.0 million from $25.0 million.
Mervyn J. McCulloch, MPA’s Chief Financial Officer, commented, “During the first quarter, we issued the final credit under our pay-on scan arrangement with our largest customer, which had a negative impact on our operating cash flow. Although our working capital requirements remain high, we believe our recently expanded credit agreement will provide us with sufficient liquidity to meet our currently anticipated needs.”
Business Outlook
“Despite some industry softness in sales during the first quarter of fiscal 2007, we are off to a great start, with solid revenue growth and profitability. We continue to execute our strategies, and the results are encouraging. Not only have we continued to improve our cost structure, but our commitment to quality and excellent customer service allowed us to gain valuable new customers. Going forward, we expect continued revenue growth from our existing customers and expect to see additional revenue contributions from our new customer agreements sometime in the second quarter. As we continue to transition production to our offshore facilities, we expect our production costs to continue to decline, but we expect to experience some additional cost inefficiencies until our Torrance production and related support operations are fully relocated. MPA is on the right path, and we are beginning to see the strength of our business model and strategic initiatives,” said Mr. Joffe.
Conference Call
MPA will host a conference call at 1:00 p.m. PT (4:00 p.m. ET) on Monday, August 14, 2006 to discuss results for the first quarter of fiscal 2007 ended June 30, 2006. Joining Selwyn Joffe, Chairman, President and CEO of MPA, will be Mervyn McCulloch, Chief Financial Officer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available Monday, August 14 at 2:00 p.m. PT (5:00 p.m. ET), through Monday, August 21 at 9:00 p.m. PT (midnight ET). To access the replay dial (800) 642-1687 and enter the conference ID number 4266072. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the MPA website at www.motorcarparts.com. To listen to the live call, please go to the MPA website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on MPA’s website for 90 days.
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, the increasing strain on our cash position, our ability to achieve positive cash flows from operations, potential future changes in our accounting policies that may be made as a result of an SEC review of our previously filed public reports, lower revenues than anticipated from new and existing contracts, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, difficulty in obtaining component parts or increases in the costs of those parts, political or economic instability in any of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed in our filings with the SEC.

For more information, contact:

Crocker Coulson	Selwyn Joffe
President	Chairman, President & CEO
CCG Investor Relations	Motorcar Parts of America, Inc.
(310) 231-8600 ext. 103	(310) 972-4005
crocker.coulson@ccgir.com
FINANCIAL TABLES FOLLOW

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	March 31,
	2006	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$97,000	$400,000
Short term investments	681,000	660,000
Accounts receivable — net	14,698,000	13,775,000
Due from customer	2,005,000	—
Inventory — net	64,317,000	59,337,000
Deferred income tax asset	5,827,000	5,809,000
Inventory unreturned	7,333,000	7,052,000
Prepaid expenses and other current assets	1,748,000	918,000

Total current assets	96,706,000	87,951,000
Plant and equipment — net	12,766,000	12,164,000
Other assets	1,444,000	1,231,000

TOTAL ASSETS	$110,916,000	$101,346,000

LIABILITIES

Current liabilities:
Accounts payable	$24,467,000	$21,882,000
Accrued liabilities	1,136,000	1,587,000
Accrued salaries and wages	2,651,000	2,267,000
Accrued workers’ compensation claims	3,832,000	3,346,000
Income tax payable	1,086,000	1,094,000
Line of credit	14,900,000	6,300,000
Deferred compensation	521,000	495,000
Deferred income	133,000	133,000
Other current liabilities	266,000	988,000
Credit due customer	—	1,793,000
Current portion of capital lease obligations	1,499,000	1,499,000

Total current liabilities	50,491,000	41,384,000
Deferred income, less current portion	355,000	388,000
Deferred income tax liability	498,000	562,000
Deferred gain on sale-leaseback	2,248,000	2,377,000
Other liabilities	46,000	46,000
Capitalized lease obligations, less current portion	4,520,000	4,857,000

TOTAL LIABILITIES	58,158,000	49,614,000

SHAREHOLDERS’ EQUITY
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 8,324,455 and 8,316,105 shares issued and outstanding at June 30, 2006 and March 31, 2006, respectively	83,000	83,000
Additional paid-in capital	54,498,000	54,326,000
Accumulated other comprehensive (loss) income	(155,000)	85,000
Accumulated deficit	(1,668,000)	(2,762,000)

TOTAL SHAREHOLDERS’ EQUITY	52,758,000	51,732,000

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$110,916,000	$101,346,000

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	June 30,
	2006	2005
Net sales	$27,223,000	$21,351,000
Cost of goods sold	20,177,000	17,965,000

Gross profit	7,046,000	3,386,000

Operating expenses:
General and administrative	3,072,000	4,010,000
Sales and marketing	905,000	865,000
Research and development	416,000	314,000

Total operating expenses	4,393,000	5,189,000

Operating income (loss)	2,653,000	(1,803,000)
Interest expense — net of interest income	822,000	548,000

Income (loss) before income tax expense (benefit)	1,831,000	(2,351,000)
Income tax expense (benefit)	737,000	(931,000)

Net income (loss)	$1,094,000	$(1,420,000)

Basic net income (loss) per share	$0.13	$(0.17)

Diluted net income (loss) per share	$0.13	$(0.17)

Weighted average number of shares outstanding:
— basic	8,322,920	8,183,955

— diluted	8,582,209	8,183,955

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	June 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$1,094,000	$(1,420,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	649,000	498,000
Amortization of deferred gain on sale-leaseback	(129,000)	—
Provision for (recovery of) inventory reserves and stock adjustments	(267,000)	24,000
Recovery of doubtful accounts	(14,000)	—
Deferred income taxes	(82,000)	(881,000)
Share-based compensation expense	115,000	—
Excess tax benefit from employee stock options exercised	(28,000)	—
Changes in current assets and liabilities:
Accounts receivable	(446,000)	2,498,000
Due from customer	(2,005,000)	—
Inventory	(5,176,000)	(8,246,000)
Inventory unreturned	(281,000)	(171,000)
Prepaid expenses and other current assets	(830,000)	(443,000)
Other assets	(213,000)	(252,000)
Accounts payable and accrued liabilities	3,004,000	6,629,000
Income tax payable	(8,000)	(50,000)
Deferred compensation	26,000	18,000
Deferred income	(33,000)	(33,000)
Credit due customer	(1,793,000)	(2,203,000)
Other current liabilities	(722,000)	54,000

Net cash used in operating activities	(7,139,000)	(3,978,000)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,278,000)	(1,437,000)
Change in short term investments	(21,000)	(28,000)

Net cash used in investing activities	(1,299,000)	(1,465,000)

Cash flows from financing activities:
Net borrowings under line of credit	8,600,000	—
Net payments on capital lease obligations	(310,000)	(122,000)
Exercise of stock options	57,000	—
Excess tax benefit from employee stock options exercised	28,000	—

Net cash provided by (used in) financing activities	8,375,000	(122,000)

Effect of exchange rate changes on cash	(240,000)	(1,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(303,000)	(5,566,000)
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	400,000	6,211,000

CASH AND CASH EQUIVALENTS — END OF PERIOD	$97,000	$645,000

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